SERIES INTEREST PURCHASE AGREEMENT

This Series Interest Purchase Agreement (this "Agreement") is entered into as of January 1, 2021, between

(a)RSE MARKETS, INC. (“Seller") and

(b)  STONE RIDGE VENTURES LLC ("Buyer").

Preliminary Statements

A.Seller owns several limited liability company series interests (collectively, the "Series Interests") in two Delaware series limited liability companies, RSE Collection LLC (“Collection”) and RSE Archive LLC (“Archive”, and together with Collection, the "RSE Issuers").

B.Seller purchased these Series Interests from each of the respective RSE Issuers in various offerings pursuant to valid, applicable offering statements qualified under Regulation A.

C.Seller wishes to sell certain Series Interests, set forth on Schedule 1 hereto, which it owns (such Series Interests on Schedule 1, the “Subject Interests”).

D.Buyer wishes to purchase the Subject Interests (the “Transaction”).

E.Because Seller is an affiliate of each of the RSE Issuers and the Subject Interests may be deemed control securities under the Securities Act of 1933, as amended (the “Securities Act”), the Buyer will hold the Subject Interests as “restricted securities” as defined under Rule 144 of the Securities Act.

NOW THEREFORE, in consideration for the mutual promises, covenants and conditions set forth in this Agreement, and intending to be legally bound, the parties mutually agree as follows:.

1.Purchase of Subject Interests.  Seller hereby sells the Subject Interests to Buyer and Buyer hereby purchases the Subject Interests from Seller.

(a)Subject Interest Purchase Price.  The Subject Interest purchase price for each respective Subject Interest is set forth on Schedule 1 opposite the name of the applicable Subject Interest (the "Subject Interest Purchase Price").  The total amount paid by Buyer for all Subject Interests shall be the “Aggregate Purchase Price”.

(b)Deliveries.  DriveWealth LLC, as custodian for all series interests of the RSE Issuers, holder of the brokerage accounts for all series interest holders, and a registered broker-dealer and member firm of the Financial Industry Regulatory Authority (in all such capacities, the “Custodian”), shall execute the purchase and sale of the Subject Interests on behalf of the Seller and Buyer.  The Custodian shall deliver to the account held in the name of  Buyer the Subject Interests against Buyer's delivery of (a) immediately available funds (via cashier's check or wire transfer) in the amount of the Aggregate Interest Purchase Price and (b) duly executed counterparts to the respective operating agreements of each of the RSE Issuers. The parties agree to work in good faith to cause the deliveries set forth in this paragraph to occur as soon as is reasonably practicable following the date hereof.

2.Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

(a)Power and Authority.  Seller has the requisite power and authority to enter into this Agreement and to transfer the Subject Interests. This Agreement has been duly and validly executed and delivered by Seller.  No consent, approval, or authorization of or designation, declaration or filing with any third party or any governmental authority is required in connection with the valid execution and delivery of this Agreement.

(b)Title to Series Interests.  Seller is the sole owner of the Subject Interests and the Subject Interests are being delivered to Buyer free and clear of any liens, claims, obligations or encumbrances.  Seller has not previously transferred or conveyed the Subject Interests to any third party, or executed any agreement or other document pursuant to which Seller purported or agreed to transfer any right, title, claim, equity or interest in the Subject Interests.

3.Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)General.

(i)Buyer has the requisite power and authority to enter into this Agreement and to purchase the Subject Interests.  This Agreement has been duly and validly executed and delivered by Buyer. .No consent, approval, or authorization of or designation, declaration or filing with any third party or any governmental authority is required in connection with the valid execution and delivery of this Agreement.

(ii)The Buyer has its principal offices located in the state set forth on the signature page hereto and is not acquiring the Subject Interests as a nominee or agent or otherwise for any other person.

(iii)The Buyer will comply with all applicable laws and regulations in effect in any jurisdiction in which the Buyer acquires or sells Subject Interests and obtain any consent, approval or permission required for such acquisitions or sales under the laws and regulations of any jurisdiction to which the Buyer is subject or in which the Buyer makes such acquisitions or sales, and the Seller shall have no responsibility therefore.

(b)Buyer Status.

(i)Buyer has such knowledge, skill and experience in business, financial and investment matters that the Buyer is capable of evaluating the merits and risks of acquiring, owning and holding the Subject Interests. With the assistance of Buyer’s own professional advisors, to the extent that the Buyer has deemed appropriate, the Buyer has made its own legal, tax, accounting and financial evaluation of the merits and risks of acquiring, owning and holding the Subject Interests. The Buyer has considered the suitability of acquiring, owning and holding the Subject Interests in light of its own circumstances and financial condition and the Buyer is able to bear the risks associated with acquiring, owning and holding the Subject Interests and its authority to acquire, own and hold the Subject Interests.

(ii)The Buyer is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Buyer agrees to furnish any additional information requested by the Seller or any of its affiliates to assure compliance with applicable United States federal and state securities laws in connection with the acquisition and any sale of the Subject Interests.

(c)Restriction on Sale or Transfer of Series Interests.

(i)The Buyer is acquiring the Subject Interests solely for the Buyer’s own beneficial account and not with a view to, or for resale in connection with, any distribution of the Subject Interests. The Buyer understands that the Subject Interests have not been registered under the Securities Act or any state securities or “blue sky” laws (the “State Securities Laws”) by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Buyer and of the other representations made by the Buyer herein. The Buyer understands that the Seller is relying upon the representations and agreements contained herein (and any supplemental information) for the purpose of determining whether this Transaction meets the requirements for such exemptions.

(ii)Buyer understands that the Subject Interests are “restricted securities” as that term is defined in Rule 144 under the Securities Act, and the Subject Interests must be held indefinitely unless they are subsequently registered or qualified under the Securities Act of 1933 and other applicable securities laws or that exemptions from such registration or qualification are available.  Any certificate representing the Subject Interests may bear a legend in substantially the form set forth below:

THE SERIES INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SERIES INTERESTS MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SERIES INTERESTS UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

(iii)Seller agrees to reasonably cooperate with Buyer with respect to any transfer of the Subject Interests to an affiliate of Buyer, provided that such transfer complies with the restrictions on transfer set forth in this section 3(c).

(d)Information Concerning the Seller and its affiliates.

(i)Buyer understands and accepts that the acquisition and ownership of the Subject Interests involves various risks and represents that it is able to bear any loss associated with acquiring, owning and holding the Subject Interests.

(ii)Buyer confirms that it is not relying on any communication (written or oral) of the Seller or any of its affiliates, as investment advice or as a recommendation to acquire, own and hold the Subject Interests and that neither the Seller nor any of its affiliates is acting or has acted as an advisor to the Buyer in deciding to acquire, own and hold the Subject Interests. The Buyer acknowledges that neither the Seller nor any of its affiliates has made any representation regarding the proper characterization of the Subject Interests for purposes of determining the Buyer's authority to acquire, own and hold the Subject Interests.

(iii)Buyer has reviewed all public filings of the RSE Issuers with the Securities and Exchange Commission, other publicly available information regarding the RSE Issuers, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction

(iv)The Buyer has had access to such information concerning the Seller and the Subject Interests as it deems necessary to enable it to make an informed decision concerning the acquisition of the Subject Interests.

(e)No Warranty.

(i)Buyer represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Seller or its affiliates, as investment advice or as a recommendation to acquire, own and hold the Subject Interests

(ii)Buyer confirms that neither the Seller, nor its affiliates, has (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of acquiring, owning and holding the Subject Interests or (B) made any representation to the Buyer regarding the legality of an acquisition of the Subject Interests under applicable legal investment or similar laws or regulations. In deciding to acquire, own and hold the Subject Interests, the Buyer is not relying on the advice or recommendations of any of the Seller or its affiliates and the Buyer has made its own independent decision that the acquisition of the Subject Interests is suitable and appropriate for the Buyer.

4.Entire Agreement. This Agreement constitutes the entire understanding among the parties to this Agreement with respect to the subject matter of this Agreement.  This Agreement supersedes all negotiations, prior discussions, preliminary agreements, letters of intent and previous agreements with respect to its subject matter.

5.Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Series Interest Purchase Agreement as of the day and year first written above.

SELLER: RSE MARKETS, INC.	BUYER: STONE RIDGE VENTURES LLC

By: /s/ Christopher J. Bruno	By: /s/ Charles Nail
Name: Christopher J. Bruno Title: Founder & President	Name: Charles Nail Title: Authorized Signatory Address: 510 Madison Avenue, 21st Floor New York, NY 10022

SCHEDULE 1

Series	Price per Interest	Total Shares Purchased by Buyer	Ownership of Series by Buyer	Total Dollar Amount Purchased by Buyer
#89PS1	$110.60	20.00	1.00%	$2,212.00
#91MV1	$17.75	21.00	1.05%	$372.75
#92CC1	$17.50	21.00	1.05%	$367.50
#90MM1	$6.65	53.00	1.06%	$352.45
#65FM1	$52.00	26.00	1.30%	$1,352.00
#93FS1	$75.00	27.00	1.35%	$2,025.00
#90FM1	$22.60	30.00	1.50%	$678.00
#72MC1	$50.00	30.00	1.50%	$1,500.00
#98DV1	$69.50	31.00	1.55%	$2,154.50
#95BL1	$60.00	33.00	1.65%	$1,980.00
#80LC1	$76.05	87.00	1.74%	$6,616.35
#99LE1	$48.00	38.00	1.90%	$1,824.00
#88PT1	$40.25	42.00	1.91%	$1,690.50
#02BZ1	$50.50	58.00	1.93%	$2,929.00
#02AX1	$49.00	42.00	2.10%	$2,058.00
#76PT1	$66.65	65.00	2.17%	$4,332.25
#63CC1	$69.10	44.00	2.20%	$3,040.40
#06FG1	$70.00	149.00	2.98%	$10,430.00
#89FG2	$70.00	52.00	3.06%	$3,640.00
#83FB1	$49.00	158.00	3.16%	$7,742.00
#99SS1	$141.50	40.00	4.00%	$5,660.00
#80PN1	$15.00	201.00	4.02%	$3,015.00
#94FS1	$69.00	81.00	4.05%	$5,589.00
#65AG1	$103.00	98.00	4.90%	$10,094.00
#93XJ1	$52.15	249.00	4.98%	$12,985.35
#75RA1	$29.00	149.00	4.97%	$4,321.00
#88BM1	$50.00	149.00	4.97%	$7,450.00
#94LD1	$65.25	249.00	4.98%	$16,247.25
#11BM1	$43.75	99.00	4.95%	$4,331.25
#61JE1	$95.00	149.00	4.97%	$14,155.00
#89FT1	$40.00	199.00	4.98%	$7,960.00
#77LE1	$65.95	99.00	4.95%	$6,529.05
#94DV1	$32.50	99.00	4.95%	$3,217.50
#92LD1	$61.00	149.00	4.97%	$9,089.00
#85FT1	$103.00	99.00	4.95%	$10,197.00
#88LJ1	$87.00	99.00	4.95%	$8,613.00
#69BM1	$84.00	99.00	4.95%	$8,316.00
#55PS1	$250.00	99.00	4.95%	$24,750.00
#61MG1	$64.00	249.00	4.98%	$15,936.00
#88LL1	$98.00	99.00	4.95%	$9,702.00

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